Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Corporate Resource Services, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on January 6, 2012.

TRI-STATE EMPLOYMENT SERVICES, INC.

By:	/s/ Robert Cassera
Name: Robert Cassera
Title: President

/s/ Robert Cassera
Robert Cassera

/s/ John P. Messina, Sr.
John P. Messina, Sr.

/s/ Thomas Cassera
Thomas Cassera

/s/ Peter Ursino
Peter Ursino

/s/ Maria Ursino
Maria Ursino

/s/John Trippiedi
John Trippiedi

/s/ Yolanda Trippiedi
Yolanda Trippiedi

/s/ Jay H. Schecter
Jay H. Schecter

/s/ Jason Scheff
Jason Scheff

/s/ Paul Capozio
Paul Capozio

/s/ Linda Capozio
Linda Capozio

[Signature Page to Amendment No. 6 to Schedule 13D]